EXHIBIT 99.2

KRISPY KREME REINSTATES SOUTHERN CALIFORNIA
FRANCHISEE’ S LICENSES

Winston-Salem, N.C., January 6, 2006— Krispy Kreme Doughnuts, Inc. (NYSE: KKD) announced today that its wholly-owned subsidiary, Krispy Kreme Doughnut Corporation ("KKDC"), has reached an agreement with Great Circle Family Foods, LLC ("Great Circle"), its Southern California franchisee, to reinstate Great Circle’s franchise licenses effective immediately.

On January 5, 2006, KKDC terminated Great Circle’s franchise rights for failure to pay certain royalty and Brand Fund payments. Krispy Kreme also filed a lawsuit in North Carolina to stop Great Circle from using the Krispy Kreme trademarks and confidential information following the termination of its franchise rights. After a judge entered a temporary restraining order prohibiting Great Circle from using the Krispy Kreme trademarks and confidential information, Great Circle agreed to remit the past due royalty and brand fund fees that triggered the termination and to pay such fees on a timely basis going forward. KKDC will resume product shipments to Great Circle. Great Circle remains indebted to KKDC for other amounts due under its franchise agreements, and KKDC has reserved its rights to pursue payment of those amounts.

Great Circle, Krispy Kreme’s largest franchisee, currently operates 28 Krispy Kreme locations in the Southern California area.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including its signature Hot Original Glazed. There are currently approximately 330 Krispy Kreme stores and 80 satellites operating systemwide in 43 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

 Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154